SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2009

FEDFIRST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

United States	0-51153	25-1828028
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Donner at Sixth Street, Monessen, Pennsylvania 15062
(Address of principal executive offices) (Zip Code)

(724) 684-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2009, FedFirst Financial Corporation (the “Company”) and First Federal Savings Bank (the “Bank”) amended and restated the employment agreement by and between the Bank, the Company and Patrick G. O’Brien which was originally entered into on October 11, 2005.  Mr. O’Brien’s employment agreement was amended and restated in connection with his appointment as President and Chief Executive Officer of the Company and the Bank.  The amended and restated employment agreement (the “Employment Agreement”) provides for an initial base salary of $180,000 and a two-year term which may be renewed annually following a review of Mr. O’Brien’s job performance by the respective Boards of Directors.  In addition to base salary, the Employment Agreement provides for, among other things, participation in discretionary bonus programs or other incentive compensation programs, group-term life insurance, health and dental insurance, life insurance and short- and long- term group disability insurance, stock-based compensation plans and other programs and arrangements sponsored by the Bank or the Company.

The Employment Agreement also provides a disability benefit equal to two-thirds of Mr. O’Brien’s weekly rate of base salary as of his termination date.  Disability payments will be reduced by any disability benefits paid under any policy or program sponsored by the Bank.  Mr. O’Brien will cease to receive disability payments upon the earlier of:  (1) the date he returns to full-time employment; (2) his death; (3) his attainment of age 65; or (4) the date the Employment Agreement would have expired had Mr. O’Brien’s employment not been terminated by reason of the disability.

The Employment Agreement provides that the Bank and the Company may terminate Mr. O’Brien’s employment for cause, as described in the Employment Agreement, at any time.  If the Bank or the Company terminates Mr. O’Brien’s employment for reasons other than for cause, Mr. O’Brien or, if he dies, his beneficiary, would be entitled to receive his base salary at the rate in effect at his termination date for the remaining term of the Employment Agreement.

If Mr. O’Brien is involuntarily terminated from employment within one year of a change in control, the Employment Agreement provides that Mr. O’Brien or, if he dies, his beneficiary, would be entitled to receive a lump sum payment equal to three times his base salary as of the date of the change in control.  The Bank would also continue to pay or provide for health and dental coverage for Mr. O’Brien and his dependents for a period not to exceed the earlier of: (1) 36 months following his termination of employment; (2) Mr. O’Brien’s employment with another employer; or (3) Mr. O’Brien’s death.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control.  The Employment Agreement limits payments made to Mr. O’Brien in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDFIRST FINANCIAL CORPORATION

Date: May 26, 2009	By:	/s/ Patrick G. O’Brien
	Name:	Patrick G. O’Brien
	Title:	President and Chief Executive Officer